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                                                                    EXHIBIT 10.3


                  AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 1 (the "Amendment") dated as of ______________, 1996, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and ST. JOHN KNITS, INC. (the "Borrower").


                                   Recitals
                                   --------

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of December 15, 1995 (the "Agreement").

     B. The Bank and the Borrower desire to amend certain terms and provisions of the Agreement as more specifically set forth below.


                                   Agreement
                                   ---------

     1.  Definitions.  Capitalized terms used but not defined in this Amendment
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shall have the meaning given to them in the Agreement.

     2.  Amendments.  The Agreement is hereby amended as follows:
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          2.1   A new Paragraph 2A is added to the Agreement to read as follows:

          2A.   FACILITY NO. 3:  LINE OF CREDIT AMOUNT AND TERMS

          2A.1  Line of Credit Amount.
                ---------------------

               (a) In addition to the other credit available under this Agreement, during the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 3 Commitment") is Eight Million Dollars ($8,000,000).

               (b) This is a revolving line of credit with a term repayment option. During the availability period, the Borrower may repay principal amounts and reborrow them.

               (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 3 Commitment.

          2A.2  Availability Period.  The line of credit is available between
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     March 1, 1996, and September 1, 1997 (the "Facility No. 3 Expiration Date")
     unless the Borrower is in default.


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     2A.3  Interest Rate.  Unless the Borrower elects an optional interest rate
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     as described below, the interest rate is the Bank's Reference Rate plus the percentage points indicated for each period specified below:

               Period                    Percentage Points
               ------                    -----------------
          From March 1, 1996,
          through September 1,
          1997                                0.00%

          From September 2, 1997
          through September 1, 2007           0.25%

          2A.4  Optional Interest Rate.  Instead of the interest rate based on
                ----------------------
     the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) and the term loan (during the term repayment period) bear interest at the rate described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

          2A.5  Offshore Rate.  The Borrower may elect to have all or portions
                -------------
     of the principal balance of the line of credit and the term loan bear interest at the Offshore Rate plus the number of percentage points indicated for each period specified below:

               Period                    Percentage Points
               ------                    -----------------
          From March 1, 1996,
          through September 1,
          1997                                1.500%

          From September 2, 1997
          through September 1, 2007           1.625%

     Designation of an Offshore Rate portion is subject to the following requirements:


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               (a) During the availability period, the interest period during which the Offshore Rate will be in effect will be no shorter than thirty (30) days and no longer than (1) one year. During the term repayment period, the interest period during which the Offshore Rate will be in effect will be three (3) months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

               (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000); provided, however, that during the term repayment period, there shall be only one Offshore Rate portion in an amount equal to the entire outstanding principal balance of the term loan.

               (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          Offshore Rate =       Grand Cayman Rate
                           ---------------------------
                           (1.00 - Reserve Percentage)

          Where,

                    (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the term loan which is scheduled to be repaid before the last day of the applicable interest period.


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               (e) Any portion of the principal balance of the line of credit or term loan already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

               (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                    (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                    (ii) the interest which would have been recoverable by the
               Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

               (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                    (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

          2A.6 Repayment Terms.
               ---------------

               (a) The Borrower will pay interest on April 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under the line of credit.

               (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under the line of credit no later than the Facility No. 3 Expiration Date unless the Borrower elects to convert the principal balance to a term loan. The option to convert the principal of the line of credit to a term loan shall be available only if the outstanding principal balance of the term loan on the date of such conversion will be at least Two Million Dollars

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

          ($2,000,000).

               (c) The Borrower will repay principal of the term loan in quarterly installments, each in an amount equal to one-fortieth (1/40th) of the principal balance outstanding on the Facility No. 3 Expiration Date. The installments will be due on December 1, 1997, and quarterly thereafter. On September 1, 2007, the Borrower will repay the remaining principal balance of the term loan plus any interest then due.

               (d) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

          2A.7  Mandatory Prepayment; Early Termination.  Anything herein to the
                ---------------------------------------
     contrary notwithstanding, if Facility No. 1, as now in effect or as hereafter renewed, amended or restated, terminates for any reason, including, without limitation, termination at the request of the Borrower, termination resulting from failure by the Bank to renew Facility No. 1 beyond any availability period applicable thereto, or termination as otherwise provided or permitted under this Agreement, the entire principal balance of Facility No. 3, together with all accrued interest thereon, shall be due and payable on the effective date of such termination.

          2.2 Paragraph 7.1 of the Agreement is amended by the addition of the following sentence thereto:

          The Borrower will use the proceeds of Facility No. 3 to acquire and develop (i) certain properties located at 17502, 17542 and 17572 Armstrong, Irvine, California, and (ii) a retail location located at 51 East Oak St., Chicago, Illinois.

          2.3  Subparagraph 7.7(f) of the Agreement is deleted in its entirety.

          2.4  Paragraph 7.9 is amended to read as follows in its entirety:

          7.9  Capital Expenditures.  Not to spend more than Twenty-One Million
               --------------------
          Dollars ($21,000,000) in any single fiscal year to acquire fixed or capital assets.

          2.5 A new Paragraph 7.21 is added to the Agreement to read as follows in its entirety:


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          7.21  Debt Service Coverage Ratio.  To maintain a debt service
                ---------------------------
          coverage ratio of at least 1.25:1.00. "Debt service coverage ratio" means the sum of net income plus interest expense, non-cash depreciation and amortization, shareholder equity and subordinated debt injections, and advances to affiliates less shareholder withdrawals, loans and dividends divided by the sum of the current portion of long term debt and capitalized leases, interest expense, and non-financed capital expenditures. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year. Compliance with this ratio shall commence as of the end of the fiscal quarter in which the initial utilization of the Facility No. 3 Commitment occurs. The Borrower shall thereafter be required to comply with this ratio until the availability period for the Facility No. 3 Commitment has expired and all outstandings under the Facility No. 3 Commitment have been repaid in full.

     3.  Representations and Warranties.  When the Borrower signs this
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Amendment, the Borrower represents and warrants to the Bank that:

          3.1 There is no event which is, or with notice or lapse of time or both would be, an event of default under the Agreement;

          3.2 The representations and warranties in the Agreement are true and correct as of the date of this Amendment as if made on the date of this Amendment;

          3.3 This Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers; and

          3.4 This Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     4.  Effectiveness of Amendment.  This Amendment shall be effective upon the
         --------------------------
Bank's receipt of the following, each of which must be in form and substance satisfactory to the Bank:

          4.1 Evidence that the execution, delivery, and performance by the Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized;


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          4.2  Payment by the Borrower of all costs, expense and attorneys' fees
(including allocated costs for in-house legal services) incurred by the Bank in connection with this Amendment.

          5.  Effect of Amendment.  Except as provided in this Amendment, all of
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the terms and conditions of the Agreement shall remain in full force and effect.

          6.  Counterparts.  This Amendment may be executed in counterparts,
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each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          In Witness Whereof, the parties hereto have executed this Amendment as of the day and year first above written.


BANK OF AMERICA NATIONAL TRUST      ST. JOHN KNITS, INC.
AND SAVINGS ASSOCIATION


By____________________________      By____________________________

Typed Name____________________      Typed Name____________________

Title_________________________      Title_________________________


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